Exhibit 23.1

KPMG LLP 1051 East Cary Street Suite 900 Richmond, VA 23219

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2026, with respect to the consolidated financial statements of The Brinks Company and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Richmond, Virginia
April 28, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.